Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated August 9, 2007, except for Note 21 and Note 22 which are as of August 27, 2007, relating to the consolidated financial statements of American Water Works Company, Inc. and Subsidiary Companies (formerly Thames Water Aqua US Holdings, Inc. and Subsidiary Companies), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 27, 2007